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                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                    NATIONAL CONVENIENCE STORES INCORPORATED


        National Convenience Stores Incorporated, a Delaware corporation (the "Corporation"), does hereby certify that this Amended and Restated Certificate of Incorporation of National Convenience Stores Incorporated was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware; the Corporation was originally incorporated under the name of NCS Merging Corporation; and the Corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State on June 21, 1979. The text of the Corporation's Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                FIRST:   The name of the Corporation (the "Corporation") is
National Convenience Stores Incorporated.

                SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                THIRD:   The purpose of the Corporation is to engage in any
lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                FOURTH: The total number of shares which the Corporation shall have authority to issue is 10,000,000 shares of Common Stock, par value $.01 per share.

                FIFTH:   Elections of directors need not be by written ballot
except and to the extent provided in the by-laws of the Corporation.

                SIXTH:   (1) Notwithstanding any contrary provision of Section
262(b) of the General Corporation Law of the State of Delaware, as in effect on August 1, 1983, any stockholder of the Corporation who complies with the requirements of Section 262 of the General Corporation Law of the State of Delaware, as in effect on August 1, 1983 ("Section 262"), shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of Common Stock (as hereinafter defined) and Preferred Stock (as hereinafter defined) under each of the circumstances described in subparagraphs (a), (b) and (c) below (an "Article Sixth Transaction"), all upon the terms and conditions set forth in this Article Sixth and in Section 262:

                (a)      the merger or consolidation of the Corporation with
        (1) any Interested Stockholder (as hereinafter defined) or (2) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

                (b) the sale, lease or exchange of all or substantially all of the property and assets of the Corporation (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder; or

                (c) any amendment of the Certificate of Incorporation of the Corporation which effects a reclassification of securities (including any reverse stock split) or a recapitalization of the Corporation, which has the effect, directly or indirectly, of increasing the proportionate share of the






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        outstanding shares of any class of Voting Stock (as hereinafter defined) which is beneficially owned (as hereinafter defined) by any Interested Stockholder or any Affiliate of any Interested Stockholder.

        (2)     For the purposes of this Article Sixth:

                (a) The term "person" shall mean any individual, firm, corporation, partnership or other entity.

                (b) The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

                         (1) is the beneficial owner (as hereinafter defined) of 15 percent or more of the Voting Stock; or

                         (2) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to an Announcement Date (as hereinafter defined) was the beneficial owner of 15 percent or more of the Voting Stock; or

                         (3) is the assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to an Announcement Date beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

                (c) A specified person shall be a "beneficial owner" of and shall be deemed to "beneficially own" any Voting Stock:

                         (1) which such specified person or any of its Affiliates or Associates (as hereinafter defined), directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (A) voting power, which includes the power to vote, or to direct the voting of, such stock and/or (B) investment power, which includes the power to dispose of, or to direct the disposition of, such stock; or

                         (2) which such specified person or any of its Affiliates or Associates has, directly or indirectly, the right to acquire (whether such right is then exercisable or becomes exercisable at some future time by the passage of time or upon the occurrence of a specified event) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise; or

                         (3) which is subject to the exercise, directly or indirectly, of sole or shared voting and/or investment power as described in clause (l) above by any other person with which such specified person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                (d) For the purpose of determining whether a specified person is an Interested Stockholder pursuant to subparagraph (b) of this paragraph 2, the number of shares of Voting Stock deemed to be outstanding shall include unissued or issued but not outstanding shares deemed beneficially owned by such specified person through application of subparagraph (c) of this paragraph 2 but shall not include any other unissued or issued but not outstanding shares of Voting Stock which may be issuable or deliverable pursuant to any agreement, arrangement or upon exercise of conversion rights, exchange rights, warrants, options or otherwise.





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                (e)      The terms "Affiliate" and "Associate" shall have the
        respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations, as in effect on August 1, 1983, promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

                (f) The term "Subsidiary" shall mean any corporation of which all the shares of each class of capital stock are beneficially owned, directly or indirectly, by the Corporation.

                (g) The term "Fair Market Value" shall mean (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding and including a Determination Date of a share of such stock on the Composite Tape for New York Stock Exchange - Listed Stock, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period immediately preceding and including a Determination Date on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or, if no such quotations exist or are otherwise available, the fair market value on a Determination Date of a share of such stock as determined in good faith by an investment banking firm of national reputation retained by the Corporation following such firm's selection by a committee of at least three stockholders of the Corporation (other than the Interested Stockholder and any of its Affiliates and Associates) who shall beneficially own in the aggregate at least 5% of the then outstanding Common Stock and who shall be appointed by the Board of Directors of the Corporation ("Independent Advisor") and (2) in the case of property other than stock or cash, the fair market value of such property on a Determination Date as determined in good faith by an Independent Advisor.

                (h) The term "Voting Stock" shall include (1) each then outstanding share of Common Stock and (2) each then outstanding share of Preferred Stock which is entitled to vote in the election of the directors of the Corporation.

                (i) The term "Common Stock" shall mean any stock of any class of the Corporation which is entitled to vote in the election of directors of the Corporation, which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation.

                (j) The term "Preferred Stock" shall mean any class of capital stock of the Corporation (other than Common Stock) which may be from time to time authorized in or by the Certificate of Incorporation of the Corporation.

                (k) The term "Corporation" shall refer to the corporation created pursuant to this Certificate of Incorporation and any successor by merger, consolidation or otherwise.

                (l) The term "Determination Date" shall mean the date as of which a determination is made pursuant to subparagraph (g) of paragraph 2 of this Article Sixth concerning the Fair Market Value of any stock or other property.

        (3) (a) If within 115 days after the effective date of an Article Sixth Transaction no stockholder of the Corporation, who has complied with the provisions of Section 262 and is otherwise entitled to appraisal rights, shall have filed a petition in the Court of Chancery demanding a determination of the fair value of the Common Stock and/or Preferred Stock owned by all stockholders similarly situated, the Corporation shall promptly, and in any event within 120 days after the effective date of an Article Sixth Transaction, file such a petition. In any appraisal proceeding initiated by a stockholder or by the Corporation pursuant to Section 262 relating to an Article Sixth Transaction, the Corporation shall file





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appropriate pleadings which confirm and at all stages of the proceeding vigorously assert (1) that the fair value of each share of Common Stock subject to such proceeding, exclusive of interest, if any, is not less than the highest amount determined pursuant to subparagraph (b) below ("Minimum Fair Value Per Share of the Common Stock") and (2) that the fair value of each share of each class or series of Preferred Stock subject to such proceeding, exclusive of interest, if any, is not less than the highest amount determined pursuant to subparagraph (c) below for the shares of each such class or series ("Minimum Fair Value Per Share of Each Class or Series of Preferred Stock").

                (b) The Minimum Fair Value Per Share of the Common Stock shall be equal to the higher amount determined under clauses (1) and (2) below:

                         (1) (if applicable) the highest per share price (including brokerage commissions, placement agent fees, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any share of Common Stock acquired by it (A) within the two-year period immediately prior to the first public announcement of the proposed Article Sixth Transaction ("Announcement Date") or (B) in the transaction in which it became an Interested Stockholder, whichever is higher; and

                         (2) the Fair Market Value per share of Common Stock (A) as of the Announcement Date or (B) as of the date on which the Interested Stockholder became an Interested Stockholder ("Inception Date"), whichever is higher.

                (c) The Minimum Fair Value Per Share of Each Class or Series of Preferred Stock shall be equal to the higher amount determined under clauses (1) and (2) below:

                         (1) (if applicable) the highest per share price (including brokerage commissions, placement agent fees, transfer taxes, and soliciting dealers' fees) paid by an Interested Stockholder for any shares of such class or series of Preferred Stock acquired by it (A) within the two-year period immediately prior to the Announcement Date or (B) in the transaction in which it became an Interested Stockholder, whichever is higher; and

                         (2) the Fair Market Value per share of such class or series of Preferred Stock as of the (A) Announcement Date or
                (B) Inception Date, whichever is higher.

                (d) If the Court of Chancery determines in any appraisal proceeding relating to an Article Sixth Transaction that the fair value, exclusive of interest, if any, of any share of Common Stock or Preferred Stock is less than the Minimum Fair Value Per Share of the Common Stock or the Minimum Fair Value Per Share of Each Class or Series of Preferred Stock, respectively, the Corporation shall nevertheless pay to stockholders who are entitled to receive the fair value of their shares in such appraisal proceeding an amount per share, before giving effect to any interest awarded by the Court of Chancery, equal to the Minimum Fair Value Per Share of the Common Stock or the Minimum Fair Value Per Share of Each Class or Series of Preferred Stock, as the case may be.

                (e) All per share amounts determined pursuant to this paragraph 3 shall be appropriately adjusted to reflect all stock dividends, property distributions, stock splits and combinations, and subdivisions and reclassifications of the outstanding capital stock of the Corporation.

        (4) The Corporation hereby acknowledges that it is equitable in the circumstances, and accordingly the Corporation shall pay all costs and expenses (including the reasonable fees and expenses of attorneys, the reasonable fees and expenses of experts and the costs of the proceeding) incurred by any stockholder of the Corporation in any appraisal proceeding involving an Article Sixth Transaction wherein the Fair Market Value of the per share consideration offered to stockholders of the Corporation in the Article Sixth Transaction is, in the opinion of the Court of Chancery, less than the Minimum Fair Value Per





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Share of the Common Stock or the Minimum Fair Value Per Share of Each Class or
Series of Preferred Stock, as the case may be.

        (5) Notwithstanding any other provisions of this Certificate of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 66-2/3 percent or more of the shares of stock of the Corporation otherwise entitled to vote thereon and not beneficially owned by any Interested Stockholder or any of its Affiliates and Associates, voting as a class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Sixth.

                SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This Article Seventh shall not eliminate or limit the personal liability of a director for any act or omission occurring prior to the date this Article Seventh becomes effective.

                EIGHTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the by-laws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional by-laws and may alter, amend or repeal any by-law whether adopted by them or otherwise. The Corporation may in its by-laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

                NINTH:   The Corporation reserves the right at any time and
from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.





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